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                                                                    EXHIBIT 10.2

                           SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is made on 20th November 1997.


BETWEEN:

(1) THE PERSONS whose names and addresses are set out in column 1 of Schedule 1 ("the Vendors").

(2) COTT UK LIMITED (Company No:2836071) whose registered office is at 5 Princes Gate, London, SW7 1QJ ("the Purchaser").

(3) COTT CORPORATION a corporation incorporated under the laws of Canada under company number 010776-0 having its principal place of business at 207 Queen's Quay West, Suite 800, Toronto, Ontario, Canada M5J 1A7 ("the Parent").

IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings:


     "`A' SHARES"                       means the twenty five thousand (25,000)
                                        issued "A" Ordinary Shares of 10 pence
                                        each in the capital of the Company fully paid or credited as fully paid.

     "ADJUSTED NET ASSETS"              means the amount at the Completion Date
                                        by which the fixed and current assets of the Group Companies as shown in the Completion Balance Sheet exceeds the aggregate of the liabilities (being the actual, contingent and prospective liabilities so far as they can be quantified whether current or not, as shown therein but excluding the Existing
                                        Group Loan Stock) as agreed or
                                        determined pursuant to Clause 5 of this
                                        Agreement.

     "APPROPRIATE MANNER"               means as agreed by the parties,
                                        negotiating in good faith either in
                                        person or through their nominated
                                        advisors or, in default of such
                                        agreement within 20 Business Days of
                                        commencement of such negotiations, as
                                        determined by an Expert nominated at any time thereafter on the request of the Vendors or the Purchaser (as the case may be) and in accordance with Clause
                                        16.


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     "ASSOCIATE"                        means in respect of any person ("the
                                        first person") any person which is a
                                        connected person (as defined in Section
                                        839 ICTA) of the first person, or which
                                        is an associated company of the first
                                        person within the meaning of Section 416
                                        ICTA but as if in sub-section (2) of
                                        that Section there was substituted for
                                        the words "the greater part" wherever
                                        they appear the words "twenty five per
                                        cent or more".

     "`B' SHARES"                       means the two hundred and twenty one
                                        thousand, four hundred and sixty nine
                                        (221,469) issued "B" Ordinary Shares of
                                        10 pence each in the capital of the
                                        Company, fully paid or credited as fully paid.

     "BUSINESS DAY"                     means any day other than Saturdays,
                                        Sundays and bank holidays during which
                                        clearing banks are open for business in
                                        the City of London.

     "CA  1985"                         means the Companies Act 1985.

     "CA  1989"                         means the Companies Act 1989.

     "COMPANIES ACTS"                   means CA 1985 and CA 1989 and the former
                                        Companies Acts (within the meaning of
                                        Section 735(1) CA 1985).

     "COMPANY"                          means Hero Drinks Group (UK) Limited
                                        brief details of which are set out in
                                        Part 1 of Schedule 2.

     "COMPANY INTELLECTUAL
     PROPERTY RIGHTS"                   means all Intellectual Property Rights
                                        (whether or not registered or
                                        registerable), which are used in the
                                        carrying on of the business of the
                                        Company in the manner in which it is
                                        carried on as at the date of this
                                        Agreement, other than the Registered
                                        Company Intellectual Property Rights and any intellectual property rights licensed to the Company by Hero or otherwise owned by Hero.

     "COMPLETION"                       means completion of the sale and
                                        purchase of the Shares in accordance
                                        with Clause 7.

     "COMPLETION BALANCE SHEET"         means the balance sheet of the Company
                                        as at the close of business on the
                                        Completion Date to be prepared in
                                        accordance with Clause 5.

     "COMPLETION DATE"                  means the date hereof.

     "`C' SHARES"                       means the seven hundred and fifty-three
                                        thousand, five hundred and thirty-one
                                        (753,531) issued "C" Ordinary Shares of
                                        10 pence each in the capital of the
                                        Company fully paid or credited as fully
                                        paid.


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     "CONSIDERATION"                    means the consideration payable by the
                                        Purchaser for the Shares representing
                                        the aggregate of the Initial
                                        Consideration and the Further
                                        Consideration (subject to any adjustment provided for in this Agreement).


     "CRYSTAL DRINKS"                   means Crystal Drinks Limited (Company No
                                        2186825).

     "DISCLOSURE LETTER"                means the letter of even date herewith
                                        in the Agreed Form from the Vendors to
                                        the Purchaser disclosing exceptions to
                                        the Warranties.

     "DISCLOSED DOCUMENTS"              means the documents referred to in the
                                        list of documents in the Agreed Form
                                        annexed to the Disclosure Letter.

     "EBIT"                             has the meaning provided in paragraph 5
                                        of Schedule 3.



     "ENVIRONMENT" and "POLLUTION
     OF THE ENVIRONMENT"                have the meanings attributed to them by
                                        s.1 of the Environmental Protection Act
                                        1990.


     "ENVIRONMENTAL LAW"                means all laws, regulations, codes of
                                        practice, circulars, guidance notes
                                        (statutory or otherwise) and the like
                                        from time to time (whether in the United
                                        Kingdom or elsewhere) concerning the
                                        protection of human health or the
                                        environment or the conditions of the
                                        work place or the generation,
                                        transportation, storage, treatment or
                                        disposal of any hazardous material,
                                        including, for the avoidance of doubt,
                                        the Contaminated Land Regime under Part
                                        IIA Environmental Protection Act 1990
                                        and guidance pursuant thereto.


     "EXISTING GROUP LOAN STOCK"        the Loan Stock in the nominal amount of
                                        (pound)29,600,000 owing from the Company to Renshaw Scott Limited, constituted by a loan stock instrument dated 19
                                        November 1997.


     "EXPERT" means an independent firm of chartered accountants agreed upon by the Vendors and the Purchaser or, failing such agreement within 14 days of request by any party to this Agreement nominated by the Institute of Chartered Accountants in England and Wales.


     "FA"                               means Finance Act.


     "THE FINAL SALARY SCHEME"          means the Hero Drinks Group Retirement
                                        and Death Benefits Scheme established by a preliminary trust deed dated 24 March
                                        1972.


     "FURTHER CONSIDERATION"            means the further consideration payable
                                        for the Shares as defined in paragraph 1 of Schedule 3.


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     "GROUP COMPANIES"                  means the Company and the companies,
                                        brief details of which are set out in
                                        Schedule 2 and "Group Company" means any one of such companies.


     "GROUP PERSONAL PENSION PLAN"      means each of the personal pension
                                        policies effected with National
                                        Provident to which the Company
                                        contributes in relation to employees of
                                        the Company collectively known as the
                                        Hero Drinks Group (UK) Limited Group
                                        Personal Pension Plan.


     "HAZARDOUS MATERIAL"               means any natural or artificial
                                        substance (whether in solid or liquid
                                        form or in the form of a gas or vapour
                                        and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic or dangerous waste.


     "HERO"                             means Hero brief details of which are
                                        set out in Schedule 1.

     "HOLDING COMPANY"                  means a holding company as defined in
                                        Section 736 CA 1985 (as supplemented by
                                        Section 736A CA 1985).


     "ICTA"                             means the Income and Corporation Taxes
                                        Act 1988.


     "INITIAL CONSIDERATION"            means the initial consideration amount
                                        to be paid to the Vendors or into the
                                        Retention Account on Completion by or on behalf of the Purchaser in respect of the purchase of the Shares (being a payment on account of the Consideration in the sum of (pound)17,400,000
                                        (seventeen million, four hundred
                                        thousand pounds)), such payment to be
                                        satisfied in the manner specified in
                                        Clause 4.2.

     "3I LOAN"                          means loans totalling in aggregate
                                        (pound)1,494,000 formerly owed to 3i plc by the Company which loans have been repaid by the Company prior to the date of this Agreement.

     "3I PENALTY"                       means the amount of any penalty imposed
                                        on the Company by 3i plc on account of
                                        the early repayment of the 3i loan.


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     "INTELLECTUAL PROPERTY RIGHTS"     means all patents, trade marks, service
                                        marks, registered designs, utility
                                        models, design rights, copyright
                                        (including copyright in computer
                                        software), semi-conductor topography
                                        rights, inventions, trade secrets and
                                        other confidential information,
                                        know-how, business or trade names and
                                        all other intellectual and industrial
                                        property and rights of a similar or
                                        corresponding nature in any part of the
                                        world, whether registered or not or
                                        capable of registration or not and
                                        including the right to apply for and all applications for any of the foregoing rights and the right to sue for past infringements of any of the foregoing rights.


     "INTELLECTUAL PROPERTY LICENCE"    means the licence to be entered into at
                                        Completion between Hero (1) and the
                                        Purchaser (2) relating to the use of
                                        certain trade marks owned by Hero in the Agreed Form.


     "LAST ACCOUNTS"                    means the audited balance sheet of the
                                        Company as at the Last Accounts Date and the audited profit and loss account of the Company made up to the Last Accounts
                                        Date and (in each case) the auditor's
                                        and the directors' reports and notes
                                        thereon.

     "LAST ACCOUNTS DATE"               means 31 December 1996.


     "MANAGEMENT ACCOUNTS"              means the unaudited balance sheet and
                                        profit and loss account of the Company
                                        for the 10 month period ended 31 October
                                        1997.


     "NET ASSET THRESHOLD"              means the sum of (pound)37,896,000
                                        (thirty seven million eight hundred and
                                        ninety six thousand pounds) less the
                                        amount of the 3i Penalty.

     "NEW COTT"                         the combined group of companies
                                        comprising (i) the Purchaser (ii)
                                        Crystal Drinks and (iii) the Group
                                        Companies together representing all the
                                        trading activities of the Purchaser's
                                        Group in the United Kingdom following
                                        Completion.

     "PENSION SCHEMES"                  means the Final Salary Scheme and the
                                        Group Personal Pension Plan.


     "PHI SCHEME"                       means the permanent health insurance
                                        scheme insured with Sun Life of Canada
                                        under policy number 74297-GPH.


     "PLANNING ACTS"                    means the Town and Country Planning Act
                                        1990, the Planning (Listed Buildings and
                                        Conservation Areas) Act 1990, the
                                        Planning (Consequential Provisions) Act
                                        1990, the Planning (Hazardous
                                        Substances) Act 1990 and the Planning
                                        (Compensation) Act 1991, and any other
                                        statute or subordinate legislation
                                        relating to town and country planning.


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     "PRE-COMPLETION DIVIDEND"          means the dividend of (pound)4,800,000
                                        (four million eight hundred thousand
                                        pounds) paid by the Company prior to the date of this Agreement.


     "PROPERTIES"                       means the Properties of the Group
                                        Companies briefly described in Part 1 of
                                        Schedule 6 (and for the purpose of the
                                        Warranties relating to environmental
                                        matters includes all plant, equipment,
                                        machinery, storage vessels, pipes,
                                        cables and associated apparatus present
                                        at, upon, in or underneath the
                                        Properties).


     "PURCHASER'S ACCOUNTANTS"          means Coopers & Lybrand of 1 Embankment
                                        Place, London, WC2N 6NN.

     "PURCHASER'S GROUP"                means the Purchaser, its holding
                                        companies and the subsidiaries and the
                                        subsidiary undertakings from time to
                                        time of such holding companies, all of
                                        them, and each of them as the context
                                        admits.


     "PURCHASER'S SOLICITORS"           means Hammond Suddards, of 2 Park Lane,
                                        Leeds, West Yorkshire, LS3 1ES.

     "REGISTERED COMPANY
     INTELLECTUAL PROPERTY
     RIGHTS" means those registered Intellectual Property Rights and applications for registered Intellectual Property Rights listed in Schedule 10.


     "REORGANISATION"                   means the reorganisation of New Cott
                                        involving (a) the transfer of the export business of the Purchaser to Cott Europe
                                        Trading Limited (b) the transfer of the
                                        business, assets and liabilities of the
                                        Company to the Purchaser (c) the grant
                                        of a long lease of the fixed assets of
                                        Crystal Drinks to the Purchaser
                                        comprising its premises, plant and
                                        machinery and industrial property
                                        rights, together with an option in
                                        favour of the Purchaser to purchase
                                        certain of such assets, and (d) the
                                        transfer of the stock and work in
                                        progress of Crystal Drinks to the
                                        Purchaser.


     "THE RETENTION"                    means the sum of (pound)1,900,000 (one
                                        million nine hundred thousand pounds) to be retained by the Purchaser out of the Initial Consideration and to be dealt with in accordance with Clause 4.4.


     "THE RETENTION ACCOUNT"            means an interest bearing account in the
                                        joint names of the Purchaser's
                                        Solicitors and the Vendors' Solicitors
                                        with Lloyds Bank PLC of 6 Park Row,
                                        Leeds, West Yorkshire.


     "THE RETENTION DATE"               means the date which is seven (7) days
                                        after the date of agreement or
                                        determination of the Adjusted Net Assets pursuant to the terms of this Agreement.


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     "SECURITY INTEREST"                means any mortgage, charge, assignment
                                        or assignation by way of security,
                                        guarantee, indemnity, debenture,
                                        hypothecation, pledge, declaration of
                                        trust, lien, right of set off or
                                        combination of accounts, or other
                                        interest in the nature of security
                                        whatsoever, howsoever created or
                                        arising.


     "SPECIFIC DISCLOSED DOCUMENTS"     means the Disclosed Documents which are
                                        referred to in the text of the
                                        Disclosure Letter other than solely by
                                        operation of paragraphs 3.2, 3.3 or 3.5
                                        of the Disclosure Letter.

     "THE SHARES"                       means the "A" Shares, the "B" Shares and
                                        the "C" Shares to be sold by the Vendors in the numbers set out opposite their respective names in column 2 of Schedule
                                        1.

     "SUBSIDIARY"                       means a subsidiary as defined in Section
                                        736 CA 1985 (as supplemented by Section
                                        736A CA 1985).

     "TARGET EARNINGS"                  has the meaning provided in paragraph 4
                                        of Schedule 3.

     "TAXATION"                         has the meaning provided the Tax Deed
                                        and "Tax" shall be construed
                                        accordingly.

     "TAXATION AUTHORITY"               has the meaning provided in the Tax
                                        Deed.

     "TAX DEED"                         means the Deed in the form set out in
                                        Schedule 5.

     "TAXATION STATUTES"                includes statutes (and all regulations
                                        and arrangements whatsoever made
                                        thereunder) whether of the United
                                        Kingdom or elsewhere, enacted before the date of this Agreement, providing for or imposing any Taxation.


     "TAXATION WARRANTIES"              means the Warranties contained in
                                        paragraph 3 of Schedule 4.

     "TCGA"                             means the Taxation of Chargeable Gains
                                        Act 1992.


     "THE VENDORS' ACCOUNTANTS"         means Coopers & Lybrand of Cumberland
                                        House, 35 Park Row, Nottingham, NG1 6FY.


     "VENDORS' GROUP"                   means the Vendors, any holding company
                                        of either of the Vendors and the
                                        subsidiaries and subsidiary undertakings
                                        (from time to time of such holding
                                        companies, all of them and each of them
                                        as the context admits), other than the
                                        Group Companies.


     "THE VENDORS' SOLICITORS"          means Ashurst Morris Crisp of Broadwalk
                                        House, 5 Solicitors Appold Street,
                                        London, EC2A 2HA.


     "THE WARRANTIES"                   means the warranties set out in Schedule
                                        4.




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1.2      "UNDERTAKING", "SUBSIDIARY UNDERTAKING", "PARENT UNDERTAKING" and
         "PARTICIPATING INTEREST" each bear the meanings ascribed to them in CA 1989.

1.3 References to any statute, or to any statutory provision, statutory instrument, order or regulation made thereunder, includes that statute, provision, instrument, order or regulation as amended, modified, consolidated, re-enacted, or replaced from time to time, whether before or after the date of this Agreement and also includes any previous statute, statutory provision, instrument, order or regulation, amended, modified, consolidated, or re-enacted by such statute, provision, instrument, order or regulation.

1.4 All references to a statutory provision shall be construed as including references to all statutory instruments or orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.5 Unless the context otherwise requires, references to the singular include the plural, references to any gender include all other genders, and references to "persons" shall include individuals, bodies corporate, unincorporated associations, professions, businesses and partnerships.

1.6 Clause headings are for information only and shall not affect the construction of this Agreement.

1.7 The Schedules to this Agreement shall for all purposes form part of this Agreement.

1.8 Each agreement, undertaking, covenant, and warranty by the Vendors shall be deemed for all purposes to be made or given jointly and severally.

1.9 References to the "Agreed Form" mean in the form agreed in writing between the Vendors' Solicitors and the Purchaser's Solicitors prior to signature of this Agreement.

2.       SALE AND PURCHASE

2.1 Subject to the terms and conditions of this Agreement, the Vendors shall sell and the Purchaser shall purchase the Shares, together with all accrued benefits and rights attaching or accruing to the Shares (including all dividends declared) on or after the date of this Agreement.

2.2 The Vendors jointly and severally covenant with the Purchaser as follows:

         2.2.1 that each of the Vendors has the right to sell and transfer those Shares set out opposite its name in column 2 of Schedule 1 in accordance with the terms of this Agreement;

         2.2.2 that the Shares are sold free from any liens, charges and encumbrances (whether monetary or not and including any lien which the Vendors might otherwise have, whenever arising, for unpaid amounts of Consideration payable under this



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                  Agreement in respect of the Shares) and from all other rights exercisable by third parties.

3.       PRE-EMPTION RIGHTS WAIVER

         The Vendors waive all rights of pre-emption (if any) over the Shares to which they may be entitled under the Articles of Association of the Company, or otherwise, in relation to the sale and purchase of the Shares pursuant to this Agreement.

4.       CONSIDERATION AND EXISTING GROUP LOAN STOCK

4.1 The Consideration for the Shares shall be determined and satisfied in accordance with the provisions of Clause 4 and Schedule 3 of this Agreement and shall be subject to adjustment in accordance with the provisions of Clause 5 and Schedule 3 of this Agreement.

4.2 On Completion the Purchaser will pay, on account of the Consideration, an amount equal to the Initial Consideration which will be satisfied:

         4.2.1 as to the sum of (pound)17,400,000 (seventeen million, four hundred thousand pounds), less the amount of the Retention, by payment in cash by the Purchaser at Completion; and

         4.2.2 as to the amount of the Retention, by payment in cash by the Purchaser at Completion into the Retention Account.

4.3 The Vendors shall be entitled to the Initial Consideration in the amounts set opposite their names in column 4 of Schedule 1, such Initial Consideration to be apportioned pro rata between that part of the Consideration payable pursuant to Clause 4.2.1 and the Retention, and to the Further Consideration in the proportions set out in column 3 of Schedule 1.

4.4      The provisions of this Clause 4.4 shall apply to the Retention:

         4.4.1 Subject to the provisions of Clause 4.4.2, in the event that on the Retention Date the Adjusted Net Assets of the Group Companies as agreed or determined pursuant to Clause 5 of this Agreement shall be:

                  (a) equal to or greater than the Net Asset Threshold, there shall be paid on the Retention Date to the Vendors' Solicitors the Retention;

                  (b) less than the Net Asset Threshold, but the shortfall is less than the Retention, the Purchaser shall be entitled to be paid for its own use and benefit from the Retention an amount equivalent to any such shortfall below the Net Asset Threshold, and there shall be paid on the Retention Date to the Vendors' Solicitors any balance of the Retention; and



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                  (c)      less than the Net Asset Threshold, but the shortfall
                           is more than the amount of the Retention, the Purchaser shall be entitled to be paid for its own use the entire amount of the Retention in part satisfaction of the obligations of the Vendors under Clause 6.2, but without prejudice to the obligations of the Vendors to indemnify the Purchaser for any further shortfall in the amount of the Net Asset Threshold pursuant to Clause 6.2.

         4.4.2 All payments of capital to be made pursuant to Clause 4.4.1 shall be made on the basis that a pro rata portion of all interest earned on such amount in the Retention Account shall also be made to the relevant payee. The Vendors and the Purchaser shall instruct the Vendors' Solicitors and the Purchaser's Solicitors to sign any withdrawal form or other document to give effect to the terms of this Clause 4.4

4.5 On Completion the Vendors shall procure the transfer to the Purchaser or a company nominated by the Purchaser, of the benefit of the Existing Group Loan Stock in consideration for the payment of cash to Renshaw Scott Limited in the sum of (pound)29,600,000 (twenty nine million six hundred thousand pounds).

5.       COMPLETION BALANCE SHEET

5.1 The Purchaser shall procure that within thirty (30) days after the date of Completion, the Company and the Vendors' Accountants will prepare a draft Completion Balance Sheet and a draft statement of the Adjusted Net Assets of the Company and submit the same for approval to the Vendors, the Purchaser and the Purchaser's Accountants.

5.2      The Completion Balance Sheet shall be prepared:

         5.2.1 on the basis of the historical cost convention as modified by the revaluation of certain fixed assets;

         5.2.2 using the specific accounting policies specified in Schedule 10 and (subject to the provisions of Schedule 10) generally accepted United Kingdom accounting principles (including all relevant Statements of Standard Accounting Practice issued by the Accounting Standards Committee, Financial Reporting Standards issued by the Accounting Standards Board, and any applicable pronouncements of the Urgent Issues Task Force of the Accounting Standard Board); and

         5.2.3 subject to the preceding provisions of this Clause 5.2, in a manner consistent with the procedures and policies, bases and methods of valuation adopted in the preparation of the Last Accounts.

5.3 Within thirty (30) days of receipt by the Vendors, the Purchaser and the Purchaser's Accountants of the draft Completion Balance Sheet, the Purchaser and the Vendors will inform each other in writing whether or not in their opinion the draft Completion Balance Sheet complies with the requirements of this Clause 5 and whether they agree with the draft statement of Adjusted Net Assets and, if not, shall specify in writing, so far as they are then reasonably able so to do, the amount and nature of any item which they do not accept. If both parties confirm in writing that they accept the draft Completion Balance Sheet and the draft statement of Adjusted Net Assets, or if both parties fail to inform the other party within thirty
         (30) days of receipt of the draft Completion Balance Sheet whether or not they accept that the draft Completion Balance Sheet complies with the requirements of this Clause 5, such draft shall be the Completion Balance Sheet, and the Adjusted Net Assets shall be determined by reference to it.

5.4 If either the Purchaser or the Vendors informs the other party, in accordance with Clause 5.3, that it does not accept that the draft Completion Balance Sheet and the draft statement of Adjusted Net Assets complies with the requirements of this Clause 5, the Purchaser and the Vendors will hold discussions in good faith with a view to agreeing the Completion Balance Sheet and the draft statement of Adjusted Net Assets and the amount of the draft Adjusted Net Assets. If such agreement is reached, and is confirmed in writing by the parties, it shall be final and binding on the parties but without prejudice to the Purchaser's right to claim under the Warranties, the Tax Deed, or otherwise in respect of any matter under this Agreement.

5.5 Any dispute about the Completion Balance Sheet or the draft statement of Adjusted Net Assets which remains unresolved sixty (60) days after receipt by the Vendors, the Purchaser and the Purchaser's Accountants of the draft Completion Balance Sheet shall (unless otherwise agreed in writing by the parties prior to the expiry of such period) be determined by an Expert.

5.6 In the event that no referral to an Expert is made, all costs incurred by the Vendors in reviewing and agreeing the Completion Balance Sheet, or the draft statement of Adjusted Net Assets, shall be borne by the Vendors and all such costs incurred by the Purchaser shall be borne by the Purchaser.

5.7 Each party will co-operate fully with the other and, if applicable, with the Expert appointed under Clause 5.5 (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Completion Balance Sheet and the draft statement of Adjusted Net Assets to be prepared and subsequently discussed and, if applicable, with a view to enabling any Expert to make any determination required by Clause 5.5, and in particular the Purchaser shall procure that the Group Companies shall permit the Vendors and their advisers (and, if applicable, the Expert) to have access to, and (where reasonable) to take copies of any records or information belonging to the Company. The parties have procured a physical stock take of the stock of the Company prior to Completion which was attended by representatives of the Vendors and the Purchaser and the Vendors' Accountants and the Purchaser's Accountants.

5.8 The Vendors shall keep confidential any such records or information belonging to the Company and shall not make use of the same save for the purposes of this Clause 5, and shall not disclose the same to any other person firm or company (other than any Expert or any Taxation Authority to the extent required) except to the extent that such person firm or company needs to know such information for the purposes of this Clause 5 and then only upon terms that such person firm or company is bound by the terms of this Clause 5.8.

6.       ADJUSTED NET ASSETS

6.1 It is hereby agreed between the Vendors and the Purchaser that if the Adjusted Net Assets as shown by the Completion Balance Sheet as agreed or determined pursuant to Clause 5 are less than the Net Asset Threshold, then the Vendors shall be jointly and severally liable to pay to the Purchaser (pound)1 (one pound) for every (pound)1 (one pound) of such shortfall, together with, where such amount exceeds the amount of the Retention, interest on the amount of such excess at the rate of 2 per cent above the Base Rate of Lloyd's Bank plc from time to time and, where such amount is equal to or less than the amount of the Retention, interest at the rate payable in respect of the sum in the Retention Account from time to time in each case from the Completion Date to the date the amount of any such shortfall falls due for payment under Clause 6.2, and any such payment shall be treated as a pro rata reduction of the Initial Consideration.

6.2 The Vendors jointly and severally undertake to the Purchaser that if, and to the extent that, their obligations under Clause 6.1 are not satisfied by the release to the Purchaser of all or part of the Retention pursuant to Clause 4.4, then the Vendors shall pay the amount of the shortfall in Adjusted Net Assets referred to in Clause 6.1 (less the amount of the Retention) to the Purchaser in cash within seven (7) days after the Retention Date, and failing payment in full within such period of seven (7) days the amount of such shortfall shall be capitalised and aggregated with the interest accrued under Clause 6.1 (if any) and such total amount shall bear interest from the Retention Date until the date of actual payment at the rate of four (4) per cent per annum above the base rate of Lloyds Bank plc from time to time calculated on a daily basis.

7.       COMPLETION

7.1 Completion shall take place at the London offices of the Purchaser's Solicitors immediately after the signing of this Agreement when the events set out in Clauses 7.2 to 7.7 shall occur.

7.2      At Completion the Vendors shall deliver to the Purchaser's Solicitors:

         7.2.1 duly completed and executed transfers of the Shares in favour of the Purchaser or as it directs together with a power of attorney from each Vendor in the agreed form enabling the Purchaser to vote the Shares pending its registration as shareholder;

         7.2.2    the certificates for the Shares;

         7.2.3 duly completed and signed transfers in favour of the Purchaser (or as it may direct) of all shares of the Group Companies (other than the Company) not registered in the name of the Company and/or any other Group Company together with the relative share certificates;

         7.2.4    the Tax Deed duly executed by the Vendors;

         7.2.5 the resignations of each of the directors and the secretary of each Group Company from their respective offices in each Group Company, with a written acknowledgement under seal expressed to be subject to English Law from each of them in such form as the Purchaser requires that he has no claim against any Group Company on any grounds whatsoever in respect of their positions as directors and secretary;

         7.2.6 a letter in the Agreed Form from the existing auditors of the Company confirming that had they resigned at Completion they would have had no outstanding claims of any kind against the Company and confirming that had they so resigned there would have been no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the Company;

         7.2.7 evidence satisfactory to the Purchaser that all charges, debentures and other Security Interests and all guarantees affecting each Group Company (including without limitation Security Interests in favour of 3i plc) have been discharged in full; and

         7.2.8 a letter of release in Agreed Form duly executed by Hero and Renshaw Scott Limited for itself and as duly authorised agent for each of its Associates confirming that with effect from Completion no sums are owed by any Group Company to Hero or any of its Associates on any account whatsoever except in relation to monies owing to the Vendors or any of their Associates in relation to inter company trading in the ordinary course of business.

7.3 At Completion the following items in Clauses 7.3.1 to 7.3.8 and 7.3.10 shall be delivered or made available to the Purchaser by the Vendors, and the Purchaser shall procure the delivery of the items in 7.3.9 and 7.3.11:

         7.3.1 the Certificate of Incorporation (and, where relevant, on Change of Name) of each Group Company (other than copies of the Certificate of Incorporation of the Company in respect of which constructive delivery shall be given);

         7.3.2 the minute books of each Group Company duly made up to Completion;

         7.3.3 the register of members and other statutory registers of each Group Company duly made up to Completion;

         7.3.4 the common seal of the Company and constructive delivery shall be given of the common seals of all other Group Companies;

         7.3.5    all unissued share certificates of each Group Company;

         7.3.6 the title deeds relating to each of the Properties together with the statutory declaration in relation to the property at Sawley;

         7.3.7 constructive delivery of all books, accounts and documents of record and all other documents in the possession or control of any of the Vendors in connection with each Group Company all complete and up to date;

         7.3.8 all bank statements of all bank accounts of each Group Company as at a date not more than three Business Days prior to Completion;

         7.3.9    new bank mandates to be given by each Group Company;

         7.3.10 constructive delivery of all the current cheque books, paying in books and unused cheques of each Group Company; and

         7.3.11   a written special resolution of the Company in the Agreed Form
                  (i) effecting changes to its memorandum of association so as to confer, inter alia, an express power to give financial assistance (ii) approving certain transactions for the purpose of Chapter VI CA 1985 and (iii) changing the name of the Company to exclude reference to the word "Hero".

7.4 At Completion the Vendors shall and shall procure that their respective Associates shall pay all monies then owing by them to each Group Company, including, for the avoidance of doubt, all management charges (save for monies owing in relation to inter company trading in the ordinary course of business) whether due for payment or not and that all guarantees, indemnities or other obligation given by each Group Company for or on behalf of the Vendors or their Associates are cancelled without liability on the part of each Group Company.

7.5 On Completion the Vendors and the Purchaser shall procure that the Intellectual Property Licence is entered into.

7.6 At Completion the Vendors shall deliver to the Purchaser a duly executed instrument of transfer of the Existing Group Loan Stock together with the relevant stock certificate.

7.7 At Completion a Board Meeting of each Group Company shall be duly convened and held at which, with effect from Completion:

         7.7.1 the transfers referred to in Clauses 7.2.1 and 7.2.3 (as the case may be) shall (subject to stamping) be registered;

         7.7.2 such persons as the Purchaser may nominate shall be appointed as additional directors and as the secretary of each Group Company and the resignations referred to in Clause 7.2.5 shall be submitted and accepted;

         7.7.3 all authorities to the bankers of each Group Company relating to bank accounts shall be revoked and new authorities to such persons as the Purchaser may nominate shall be given to operate the same; and

         7.7.4 the registered offices of each Group Company shall be changed to such address as the Purchaser shall stipulate.

7.8      Upon completion of the matters specified in Clauses 7.2 to 7.7:

         7.8.1 the Purchaser will by telegraphic transfer (1) pay the sum referred to in Clause 4.5 to Renshaw Scott Limited and (ii) pay the sum referred to in Clause 4.2.1 and the sum of (pound)9013.70 to the Vendors' Solicitors (whose receipt shall be an absolute discharge to the Purchaser); and

         7.8.2 the Purchaser will pay the amount of the Retention by telegraphic transfer into the Retention Account.

7.9 The Purchaser may in its absolute discretion waive any requirement contained in Clauses 7.2 to 7.7 inclusive but shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed in accordance with such Clauses and this Agreement.

8.       WARRANTIES

8.1 The Vendors to the extent and subject as set out in this Clause 8, warrant to the Purchaser that the Warranties are, and at Completion will be, true and accurate in all respects.

8.2 Each of the Warranties (other than those referred to in paragraph 1 of Schedule 7 in respect of which no qualification is accepted except as expressly set out therein) is given subject to the matters fairly disclosed in the Disclosure Letter or the Disclosed Documents but none of the Warranties is otherwise subject to any qualification whatever other than as expressly set out in Schedule 7. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties unless the contents of the same are fairly disclosed in the Disclosure Letter or the Disclosed Documents.

8.3 Each Warranty in respect of "the Company" shall be deemed to be a Warranty of the Vendors given in respect of the Company and each other Group Company and (unless the context or subject matter otherwise requires) the expression "the Company" in Schedule 4 shall be construed accordingly.

8.4 Save in respect of matters related to the Environment or Environmental Law, in relation to which only Warranty 8.3 shall apply, each of the Warranties is without prejudice to any other Warranty and, except where expressly stated, no Clause contained in this Agreement governs or limits the extent or application of any other Clause and the Warranties shall not in any respect be extinguished or affected by Completion.

8.5 Save as expressly provided in Schedule 7, the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Shares, by any investigation made by or on behalf of the Purchaser into the affairs of any Group Company, by any failure to exercise or delay in exercising any right or remedy, or by any other event or matter whatsoever, except in circumstances where a specific written waiver has been duly signed by the Purchaser relating to such breach.

8.6 None of the information supplied by or on behalf of any Group Company or of its professional advisers prior to the date of this Agreement to any of the Vendors or their directors, employees, agents, representatives or advisers in connection with the Warranties or the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the relevant Group Company to the Vendors and shall not constitute a defence to any claim by the Purchaser under the Warranties or under the Tax Deed, and the Vendors waive any and all claims which they might otherwise have against any Group Company and their respective officers employees and advisers.

8.7 Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever to which the Purchaser may agree or effect in relation to one of the Vendors in connection with this Agreement or the Tax Deed, and in particular, but without limitation, in connection with any of the Warranties, shall not affect the rights and remedies of the Purchaser as regards any other of the Vendors.

8.8 Each of the Vendors undertakes, in relation to any Warranty which refers to the knowledge, information, belief or awareness of a Vendor or any similar expression, that such Vendor has made, due and careful enquiry into the subject matter of that Warranty (including where applicable, of David Monk, Robert Winterflood, Robert Lamb, William Taylor, John Wood or Paul Pallant but not otherwise of any officers or employees of the Company) and each of them acknowledges that the knowledge, information, belief or awareness of one of the Vendors shall be attributable to the others of them.

8.9 The provisions of Schedule 7 shall have effect to limit the liability of the Vendors under the Warranties.

8.10 The Purchaser acknowledges that the Vendors have entered into this Agreement in reliance upon the warranties contained in Schedule 12 Part 1 to the extent that the Further Consideration is in part dependent upon the financial performance of New Cott and accordingly, warrants to each of the Vendors individually in the terms of Schedule 12 Part 1 ("the Purchaser's Warranties").

8.11 Each of the Purchaser's Warranties is without prejudice to any of the other warranties in such Schedule and the Purchaser's Warranties shall not in any respect be extinguished or affected by Completion.

8.12 Subject to the provisions of Schedule 12 Part II, the rights and remedies of the Vendors in respect of any breach of the Purchaser's Warranties shall not be affected by any failure to exercise or delay in exercising any right or remedy.

9.       RESTRICTIONS ON THE VENDORS

9.1      In this Clause:

         "BUSINESS"                 means all and any trades or other commercial
                                    activities of the Company which as at the Completion Date the Company shall carry on with a view to profit or which the Company shall as at the Completion Date have determined to carry on with a view to profit in the immediate or foreseeable future;


         "CONFIDENTIAL BUSINESS
         INFORMATION"               means all or any information relating to:


                                    (i)      the business methods, corporate
                                             plans, management systems,
                                             finances, new business
                                             opportunities or development
                                             projects of the Company;

                                    (ii)     the marketing or sales of any past
                                             or present or future product or
                                             service of the Company; or

                                    any trade secrets or other information
                                    relating to the provision of any product or service of the Company to which the Company attaches confidentiality or in respect of which it holds an obligation of confidentiality to any third party;


         "CUSTOMER"                 means any person who or which shall at the
                                    date of Completion be in negotiation with the Company for the provision of Restricted
                                    Services or to whom the Company has provided
                                    Restricted Services during the period of two
                                    (2) years prior to the date of Completion;

         "MATERIAL INTEREST"        means:

                                    (i)      the holding of any position as
                                             director, officer, employee,
                                             consultant, partner, principal or
                                             agent;

                                    (ii)     the direct or indirect control or
                                             ownership (whether jointly or
                                             alone) of any shares or debentures
                                             or any voting rights attached to
                                             them; or

                                    the direct or indirect provision of any
                                    financial assistance or support.

         "PURCHASER'S GROUP"        means the Purchaser and each of its
                                    Subsidiaries;

         "RESTRICTED AREA"          means England, Wales, Scotland, Northern
                                    Ireland, the Republic of Ireland, the
                                    Channel Isles and the Isle of

                                    Man;

         "RESTRICTED SERVICES"      means the manufacture and/or distribution of
                                    carbonated soft drinks; alcoholic soft
                                    drinks and bottled or packaged flavoured water; the operation of vending machines and products for injection and blow moulding equipment, and the manufacture and/or sale of plastic moulded parts and containers;

         and covenants given in respect of "the Company" shall be deemed to be given separately in respect of the Company and each other Group Company and (unless the context or subject matter otherwise requires) the expression "the Company" in this Clause 9 shall be construed accordingly.

9.2 Each of the Vendors hereby covenants with the Purchaser that without the prior written consent of the Purchaser:

         9.2.1 it will not for a period of five (5) years after the date of Completion hold any Material Interest in any business (other than the Purchaser or the Company or any company which may acquire the Purchaser or the Company) which provides Restricted Services in competition with the Business in the Restricted Area;

         9.2.2 it will not for a period of five (5) years after the date of Completion hold any Material Interest in any person, firm or company carrying on business in the Restricted Area which requires or might reasonably be expected by the Company or, following the Reorganisation, the Purchaser; to require it to disclose or make use of any Confidential Business Information in order properly to discharge its duties or to further the interest of such person, firm or company;

         9.2.3 it will not at any time after the date of Completion disclose or permit there to be disclosed (save as authorised by the Purchaser or required by law), any Confidential Business Information, nor will it at any time after Completion otherwise make use of any Confidential Business Information for its own benefit, or for the benefit of others, or in any way to the detriment of the Company or, following the Reorganisation, the Purchaser;

         9.2.4 it will not for a period of two (2) years after Completion solicit or entice away or seek to entice away any person who is, and was immediately prior to the date of Completion, employed by the Company in a senior capacity provided that this Clause 9.2.4 shall not apply to persons who leave the employment of the Company of their own volition, no such solicitation or enticement having taken place;

         9.2.5 it will not for a period of five (5) years after the date of Completion within the Restricted Area and in respect of Restricted Services directly or indirectly:

                  (a)      solicit the custom of, or orders from; or

                  (b)      accept orders from;

                  any person who at any time during the two (2) years immediately preceding Completion was a client or customer of the Company in respect of Restricted Services;

         9.2.6 it will not for a period of five (5) years after the date of Completion interfere with or seek to interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company at any time during the two (2) years immediately preceding Completion; or

         9.2.7 if it shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure, it will not at any time infringe such restrictions.

9.3 Nothing in Clause 9.2 shall prevent the Vendors or any of their Subsidiaries from carrying on anywhere in the world any business (other than any business which provides Restricted Services in competition with the Business in the Restricted Area) carried on by them (i) at the date of Completion or (ii) or at any time during the period of one year prior to Completion.

9.4 Subject to the terms of Clause 9.5, there shall not be a breach of Clause 9.2, if either of the Vendors or their Subsidiaries acquires the whole or any part of the share capital or business of a company or group of companies (the "Acquired Business") which carries on the Restricted Services in the Restricted Area if the Restricted Services in the Restricted Area comprise less than ten (10) per cent of the turnover of the Acquired Business at the date of completion of such acquisition but in such event the Vendors shall:

         9.4.1 use all reasonable endeavours to dispose of that part of the Acquired Business which so competes within six months of the date of completion of such acquisition to an unconnected third party; and

         9.4.2 shall in any event complete any such disposal within twelve months of the date of such acquisition to an unconnected third party.

9.5 Notwithstanding the terms of Clause 9.4, the Vendors or their Subsidiaries shall be at liberty to acquire an Acquired Business on or after the fourth anniversary of Completion which carries on the Restricted Services in the Restricted Area where the Restricted Services in the Restricted Area comprise less than ten (10) per cent of the turnover of the Acquired Business at the date of completion of such acquisition in which event the provisions of Clause 9.4 shall not apply.

9.6 The parties agree that the restrictions contained in Clause 9.2.3 shall not apply if and to the extent that the Confidential Business Information concerned has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence under this Agreement by the Vendors), nor if the Vendors are required to disclose the Confidential Business Information by any applicable law, government order, regulation or court.

9.7 Each Vendor shall procure that all companies and businesses directly or indirectly owned or controlled by such Vendor shall be bound by and observe the provisions of this Clause as if they were parties covenanting with the Purchaser.

9.8 Each Vendor acknowledges that the Purchaser is accepting the benefit of the covenants contained in this Clause both on its own behalf and on behalf of its Subsidiaries with the intention that the Purchaser may claim against any or all of the Vendors on behalf of any such Subsidiary for loss sustained by that Subsidiary as a result of any breach of the covenants contained in this Clause.

9.9 Nothing in this Clause 9 shall preclude any Vendor from being the owner for investment purposes only of not more than three (3) per cent of the equity share capital of any company listed on the Official Lists of the London Stock Exchange or the Irish Stock Exchange or the Alternative Investment Market of the London Stock Exchange or the Developing Companies Market of the Irish Stock Exchange.

9.10 The restrictions contained in this Clause 9 are considered reasonable by the Vendors in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

9.11 The provisions of Clauses 9.2.1 to 9.2.7 (inclusive) are separate and severable and shall be enforceable accordingly.

9.12 The parties acknowledge that pursuant to the Reorganisation the business, assets and liabilities of the Company will be transferred to the Purchaser immediately after Completion and the Vendors acknowledge that such transfer shall not operate to, nor shall be construed so as to prejudice the enforceability of the provisions of this Clause 9.

10.      POST COMPLETION PROVISIONS

         With effect from Completion, and save as otherwise agreed or provided in this Agreement, all arrangements made by the Vendors or any of their Associates relating to the provision of management, administration, computer services, insurance, personnel, purchasing, accounting, legal or similar services in relation to each Group Company (in so far as they have been provided to date) shall cease without further liability on the part of any party (save to the extent that any accrued liabilities are provided for in the Completion Balance Sheet) but without prejudice to any rights of the Purchaser under the Warranties or the Tax Deed.

11.      POST COMPLETION UNDERTAKINGS

11.1 For the purposes of this Clause 11, the expression the "RESTRICTED PERIOD" shall mean (i) the period commencing on the Completion Date and ending on 31 January 2003 or (ii) the date upon which the obligations of the Purchaser in relation to payment of the Further Consideration are satisfied in full (whichever is the earlier).

11.2 The Parent acknowledges the interest of the Vendors in New Cott earning the profits which it is fairly able to do, calculated in accordance with the terms of Schedule 3 during the Restricted Period; and undertakes by exercise of its rights by virtue of its shareholding in, and by means of any representation on the board of directors of, the Purchaser and any other member of the Purchaser's Group to procure (so far as it is properly able to procure) that during the Restricted
         Period:

         11.2.1 each member of New Cott will act in the best interests of their respective shareholders and will take all reasonable and appropriate steps (consistent with the proper and prudent management and operation of the business affairs of each member of New Cott) to maintain and develop their respective businesses and to further the reputation and commercial interests of each member of New Cott;

         11.2.2 None of the members of New Cott shall, during the Restricted Period, enter into any scheme, transaction, agreement or arrangement (i) which has no proper commercial purpose and which might reasonably be regarded as designed to prejudice, manipulate or otherwise adversely affect the Vendors' entitlement to any Further Consideration or (ii) which might reasonably be regarded as (aa) calculated materially to damage the reputation or best commercial interests of New Cott taken as a whole and (bb) likely to adversely affect the payment of the Further Consideration.

         11.2.3 There shall be no disposal by any direct or indirect holding company of the Purchaser of all or a controlling interest in
                  (i) the share capital of any member of New Cott (a "Share Sale") (but excluding for these purposes any disposal of any share capital or any interest in any share capital in the Parent) or (ii) the business or all or substantially all of the assets of any member of New Cott (whether by a single transaction or a series of connected transactions) (an "Asset Sale") unless:

                  (a) any such disposal is to another member of the Purchaser's Group in which event the Parent shall remain liable for the performance of its obligations under this Clause 11; or

                  (b) in the case of any proposed disposal to any person, firm or company other than a member of the Purchaser's Group (a "Third Party Disposal") the Parent has satisfied itself (after due and careful enquiry and mindful of the Vendors' interest in the Further Consideration) that the ultimate holding company (if any) of such acquirer, or the acquirer (as the case may be) might reasonably be considered to be capable of meeting the obligations to be assumed by it pursuant to Clause 11.2.3(c) or 11.2.3(d) (as the case may require):

                  (c) in the case of a Third Party Disposal, if such disposal is a Share Sale, on completion of such Share Sale the parties hereto and thereto shall enter into a deed of novation pursuant to which (aa) the ultimate holding company of such acquirer or the acquirer, as the case may be, shall covenant to perform the obligations on the part of the Parent contained in Clauses 11.1 to 11.2.4 inclusive, mutatis mutandis, (but not otherwise) and (bb) the Parent shall with effect from the date of such deed of novation be released from any obligation under this Agreement (but not in respect of any antecedent breach which may have arisen prior to the date of such deed of novation); or

                  (d) in the case of a Third Party Disposal, if such disposal is an Asset Sale, upon Completion of such Asset Sale involving the assumption by the acquiring party under the relevant Asset Sale agreement of the obligations of the Purchaser in respect of the Further Consideration, the parties hereto and thereto shall enter into a deed of novation pursuant to which
                           (aa) the ultimate holding company of such acquirer or the acquirer, as the case may be, shall covenant (i) to perform the obligations on the part of the Parent contained in Clauses 11.1 to 11.2.4 inclusive, mutatis mutandis, (but not otherwise) and (ii) to perform all the obligations on the part of the Purchaser in relation to the Further Consideration and in particular the terms of Schedule 3 and (bb) the Parent shall with effect from the date of such deed of novation be released from any obligation under this Agreement (but not in respect of any antecedent breach which may have arisen prior to the date of such deed of novation).

         11.2.4 Save where advice is received from a licensed insolvency practitioner that the directors of a member of New Cott are under a duty to cease trading, no petition for the winding up of any member of New Cott shall be presented by any such member, nor shall any resolution for the voluntary winding up of any member of New Cott be proposed, nor shall any member of New Cott request or procure the appointment of any receiver or administrative receiver over the whole or any part of the assets or undertaking of any member of New Cott Provided that no such consent shall be required for any such winding up as part of a solvent amalgamation or reconstruction of any member of New Cott involving the transfer of all or substantially all the assets of New Cott to another member of the Purchaser's Group together with the assumption of the obligations of the Purchaser in relation to the Further Consideration.

         11.2.5 For as long as the relevant member of New Cott remains a member of the Purchaser's Group, all transactions between that member of New Cott and any other member of the Purchaser's Group shall be carried out on an arms length basis and on usual commercial terms and in particular (but without limitation) no management charge or other similar charge or expense shall be charged to that member of New Cott by any other member of the Purchaser's Group save for arm's length charges representing fair and proper value for goods or services actually provided or supplied by a member of the Purchaser's Group to the member of New Cott provided that nothing in this Clause 11.2.5 shall require any member of New Cott to purchase concentrates from BCB Beverages Limited or any other member of the Purchaser's Group on terms which are substantially different from the terms which from time to time exist in relation to such purchase arrangements between members of the Purchaser's Group, the parties hereto acknowledging that concentrate is an unusual product for which market comparisons are difficult to obtain.

11.3 In the event that a member of New Cott shall, in the course of carrying on its business, require goods or services of a type or kind which any member of the Purchaser's Group is able to supply or provide, then the Parent shall at the request of such member of New Cott and for so long as the relevant member of New Cott remains a member of the Purchaser's Group, use its reasonable endeavours to procure that such goods or services are supplied to such member of New Cott on terms and conditions which are not materially different from those offered by the relevant member of the Purchaser's Group to any of its customers who may contract for the same on a comparable basis provided that nothing in this Clause 11.3 shall require the Parent to procure that such member of New Cott purchases concentrates from BCB Beverages Limited or any other member of the Purchaser's Group on terms which are substantially different from the terms which exist from time to time in relation to such arrangements, the parties hereto acknowledging that concentrate is an unusual product for which market comparisons are difficult to obtain.

11.4 In the event that any member of New Cott shall, in the course of carrying on its business, require goods or services of a type or kind which is the same as or similar to goods or services which are at the relevant time supplied or provided to any member of the Purchaser's Group by any third party (other than a member of the Purchaser's Group), then the Parent for so long as the relevant member of New Cott remains a member of the Purchaser's Group, shall at the request of such member of New Cott use its reasonable endeavours to procure that such goods or services are supplied or provided to such member of New Cott on terms which are not materially different taken as whole from those on which such goods or services are supplied or provided to the relevant member of the Purchaser's Group.

11.5 In the event that any member of the Purchaser's Group shall, in the course of carrying on its business, require goods or services of a type or kind which any member of New Cott is able to supply or provide, then the Parent for so long as the relevant member of New Cott remains a member of the Purchaser's Group, shall use reasonable endeavours to procure that such member shall obtain such goods or services from such member of New Cott provided always that such member of New Cott is able to supply or provide such goods or services on terms which, taken as a whole, are not materially different from those on which such goods or services can be obtained by such member from a third party.

11.6     The Purchaser shall use its reasonable endeavours to procure that:

         11.6.1 there is prepared and delivered to each of the Vendors within 45 days of the end of each quarter, management accounts for that quarter;

         11.6.2 there is delivered to each of the Vendors within three months after the end of each financial period of New Cott, audited financial statements of New Cott for the financial period then ended;

         11.6.3 the Vendors are given such financial and other information and documentation as they may reasonably and properly request in order to enable the Vendors to monitor the performance of New Cott.

11.7 Save as required by law or by the requirement of any recognised Stock Exchange or to the extent that the same comes into the public domain (other than through any act or omission of the Vendors or either of them) each of the Vendors shall keep confidential all such information as is supplied to it pursuant to Clause 11.6 and Schedule 3, shall not make use of the same save for the purpose of monitoring the performance of New Cott and in relation to the agreement or determination of the Further Consideration pursuant to Schedule 3, and shall not disclose the same to any other person, firm or company (including any professional adviser) except to the extent that such person, firm or company requires such information for the purposes set out in this Clause 11.7 and in such case only upon terms that such person, firm or company is bound by the terms of this Clause 11.7.

11.8     The parties agree that:

         11.8.1 the provisions of this Clause 11 shall not apply to the Reorganisation;

         11.8.2 nothing in this Clause 11 shall prevent the Purchaser from disposing of such of the business, assets and undertaking of the Company as relate to the operation of the Company's business from the premises at Sawley free from any obligation under this Clause 11, but without prejudice to the provisions of paragraph 4(c) of Schedule 3.

11.9 For the avoidance of doubt, nothing in this Agreement shall impose upon the Parent or any person to whom any obligations of the Parent are novated pursuant to this Clause 11, any obligation to provide any financial support (whether by way of guarantee, financial accommodation or investment) to any member of New Cott or otherwise.

11.10 Notwithstanding any other provision of this Agreement, the Purchaser shall be at liberty at any time during the Restricted Period to terminate any obligation in relation to the Further Consideration by payment to the Vendors of a sum representing the maximum amount of the Further Consideration which may become payable pursuant to Schedule 3 namely (pound)20,500,000 (twenty million five hundred thousand pounds) together with any additional sums due under paragraph 10 of Schedule 3 (less all payments of Further Consideration made up to the date of such payment) appropriately discounted for accelerated receipt and the amount of such discount shall be agreed or determined in the Appropriate Manner. Any such payment shall be made in full and final satisfaction of any obligation of the Purchaser under this Agreement in relation to the Further Consideration, and the Purchaser's Warranties and the provisions of Clause 11 (other than this Clause 11.10) shall cease to have effect.

11.11 Any breach of the terms of Clauses 11.2 to 11.5 of this Clause 11 shall be compensated for by means of an appropriate adjustment under paragraph 5.2(e) of Schedule 3.

12.      SPECIFIC INDEMNITIES

12.1 The Vendors jointly and severally undertake to indemnify and keep indemnified the Purchaser and each Group Company from and against all losses, liabilities, reasonable costs, claims and expenses suffered or incurred by the Purchaser and/or any Group Company and arising directly from any of the matters described in Schedule 8 less any amount relating thereto which is provided for in the Completion Balance Sheet ("Claims").

12.2     In the event that a Claim is made, the Purchaser shall:

                  (a) as soon as reasonably possible and in any event within 60 days of facts coming to the knowledge of the Purchaser or the relevant Group Company which might reasonably be regarded as confirming that liability will arise in relation to the relevant Group Company or the Purchaser give written notice thereof to the Vendors together with such details of the subject matter of the Claim as is then in the possession of the Purchaser or the relevant Group Company and shall thereafter as soon as reasonably possible provide to the Vendors such further information relating to the Claim as from time to time comes to its attention;

                  (b) not make any admission of liability to, or agreement or compromise with a person or persons in relation to such Claim without the prior written consent of the Vendors such consent not to be unreasonably withheld or delayed; and

                  (c) if the Vendors shall indemnify and secure the Purchaser's Group to its reasonable satisfaction against all Claims, take such action as the Vendors may reasonably request to avoid, dispute, defend, appeal, compromise or settle such Claims.

12.3     For the avoidance of doubt:

         12.3.1 save as provided in Clause 12.3.2 below, none of the provisions of this Agreement which limit the liability of the Vendors (other than paragraph 2.6 of Schedule 7) shall operate to limit the liability of the Vendors under the terms of Clause 12.1;

         12.3.2 any failure by the Purchaser to comply with the provisions of Clause 12.2 shall only release the Vendors from any obligations under Clause 12.1 if and to the extent that such failure has given rise to a liability to make a payment or has increased the amount of any payment under Clause 12.1 which, but for such failure, would otherwise have been avoided or mitigated; and

         12.3.3 nothing in this Clause 12 shall oblige the Purchaser or the Company to provide to the Vendors any paper, letter, record note or document which is subject to legal privilege;

12.4 Any sum due to be paid under Clause 12 shall be paid within 7 (seven) days of settlement of a claim or its final determination by a court of competent jurisdiction and failing payment within such period the sum outstanding shall bear interest at the rate which represents 4 (four) per cent above the Base Rate of Lloyds Bank plc from the date of such settlement or final determination.

13.      GENERAL

13.1 Subject to Clause 13.2, this Agreement shall be binding upon and enure for the benefit of the successors in title of the parties but shall not be assignable by any party or its successors without the written consent of the other save that the Purchaser may without such consent assign all or any part of the benefit of this Agreement and of the Tax Deed to any other member of the Purchaser's Group provided that in the event that any such assignee ceases to be a member of the Purchaser's Group the Purchaser shall procure that any benefits so assigned shall be re-assigned back to the Purchaser forthwith.

13.2 Notwithstanding any other provisions in this Agreement or any of the other agreements entered into by the Vendors and the Purchaser under or in connection with this Agreement (all together the "Acquisition Agreements") the Purchaser:

                  (a) may grant security over or assign by way of security all or any of its rights under any of the Acquisition Agreements (the "Rights") for the purposes of or in connection with the financing (whether in whole or in part) by the Purchaser of:

                           (i)      the acquisition contemplated by this
                                    Agreement; or

                           (ii) any of its, or its Subsidiaries' working capital or other requirements; and

                  (b) its liquidator or administrator, or any receiver or other person or entity appointed to enforce of such security may enter into any other assignments or transfers of any of the Rights.

13.3 The Vendors shall execute and perform all such further acts, deeds or assurances as may be required for effectively vesting the Shares in the Purchaser. Each of the Vendors shall following Completion provide such information as to each Group Company, its business and its affairs as the Purchaser shall reasonably and by prior notice specify save that nothing in this Clause shall operate to enable the Purchaser to obtain access to any documents or information to which the Purchaser or the relevant Group Company would not otherwise be entitled to at law that would prejudice the defence by the Vendors of any claims made by the Purchaser under the Warranties, the Tax Deed or the indemnities set out in Clause 12.

13.4 Any sums due to the Vendors pursuant to this Agreement may be paid to the Vendors' Solicitors, by way of transfer into the client account of the Vendors' Solicitors, whose receipt shall constitute a full discharge of the Purchaser's obligations to make such payment and the Purchaser shall not be concerned with the application of any such amount between the Vendors.

13.5 The provisions of this Agreement insofar as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion.

13.6 No delay or omission by the Purchaser in exercising any right, power or remedy shall operate as a waiver thereof, and any single or partial exercise thereof shall not preclude any other or further exercise thereof or the exercise of any right, power or other remedy. The rights and remedies of the Purchaser hereunder are cumulative and not exclusive of any right or remedy provided by law.

13.7 No party shall disclose the making of this Agreement nor its terms nor any other agreement referred to in this Agreement (except those matters set out in the press release in the Agreed Form) and each of the Vendors and the Purchaser shall procure that no member of the Vendor's Group or the Purchaser's Group respectively shall make any such disclosure without the prior consent of the other party unless disclosure is:

                  (a)      to any Taxation Authority;

                  (b)      to its professional advisors, financiers or bankers;

                  (c) to any director, officer or other employee of any member of the Vendor's Group or the Purchaser's Group to the extent that it is necessary to make such disclosure for the proper performance of their duties;

                  (d) required by law or by the rules of the Toronto Stock Exchange, the Montreal Exchange, NASDAQ, the Basle Stock Exchange, the Zurich Stock Exchange, the Securities Commission of Canada or any other regulatory body;

                  Provided that this Clause 13.7 does not apply to announcements, communications or circulars made or sent by the Purchaser or by any Group Company after Completion to customers, clients or suppliers of any Group Company to the extent that it informs them of the Purchaser's acquisition of the Group Companies or to any announcements containing only information which has become generally available.

13.8 No provision of this Agreement or of any agreement or arrangement of which this Agreement forms part, by virtue of which this Agreement or the agreement or arrangement of which it forms part is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the day on which particulars of this

         Agreement, or the agreement or arrangement of which it forms part, (as the case may be) have been furnished to the Director General of Fair Trading pursuant to Section 24 of the said Act.

13.9 All expenses incurred by or on behalf of the parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement shall be borne solely by the party who incurred the liability and there shall be no liability in respect of them upon any Group Company.

14.      RIGHTS OF SET-OFF

14.1 In the event that prior to the expiry of (i) the sixth anniversary of Completion in the case of the Tax Deed or the Tax Warranties or (ii) the second anniversary of Completion in the case of the Warranties (other than the Tax Warranties) ("the Set-Off Expiry Date") the Purchaser shall have given notice to the Vendors of a Claim or Claims under the Warranties, and/or the Tax Deed then the following provisions shall at the sole option of the Purchaser apply:

                  (a) to the extent that any such Claim or Claims shall have been settled (in accordance with Clause 14.2) but shall not have been paid by or on behalf of the Vendors prior to the Set-Off Expiry Date, the Purchaser shall be entitled (but not obliged) to treat its obligations hereunder to satisfy the Further Consideration (if and to the extent not then already satisfied) as being reduced pro tanto by the amount to the extent settled of such Claim or Claims;

                  (b) to the extent that any such Claim or Claims shall not have been settled then on receipt by the Purchaser prior to the Set-Off Expiry Date of an opinion of a Queen's Counsel (instructed in accordance with Clause 14.4) to the effect that, on the balance of probabilities, the Purchaser will recover in respect of such Claim or Claims, and that the amount of any such Claim or Claims is a reasonable estimate of the amount which will be payable by the Vendors, the Purchaser shall be entitled to set-off the amount claimed by the Purchaser thereto against the Further Consideration, provided that such amount is placed on deposit in the joint names of the Purchaser and the Vendors on the date on which, but for the exercise of such right of set off, such amount would otherwise have fallen due for payment to the Vendors, pending settlement of the Claim. Following settlement of the Claim if the amount upon deposit exceeds the amount of the settlement, the excess together with the interest accrued in the joint deposit account which relates to such excess in respect of the period from the Set-off Expiry Date down to the date of payment, shall be released from the joint deposit account and paid to the Vendors within seven days of such settlement and the balance of any such interest shall be released to the Purchaser.

14.2 A Claim shall be regarded as settled for the purposes of Clause 14.1 if either:

                  (a) the Vendors and the Purchaser (or their respective solicitors) shall so agree in writing; or

                  (b) a Court has awarded judgment in respect of the Claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal.

14.3 For the avoidance of doubt nothing contained in Clause 14.2 shall prejudice the right of the Purchaser to make any Claim against the Vendors under the Warranties or the Tax Deed, nor shall any amount placed on deposit in accordance with Clause 14.1(b) be taken as limiting the amount of any lawful claim under the Warranties or the Tax Deed.

14.4 The selection of the Queen's Counsel for the purposes of Clause 14.1(b) shall be made by the Purchaser after agreement with the Vendors and failing agreement within fourteen days of notification by the Purchaser of its selection on the application of either the Purchaser or the Vendors by the Chairman of the Bar Council. The Queen's Counsel shall be instructed by the Purchaser's Solicitors. The Purchaser shall supply to the Vendors a copy of such instructions to Counsel and the Vendor shall have the right to make written representations to Counsel.

14.5 If the opinion of the Queen's Counsel is required by the Purchaser and such Queen's Counsel decides that on the balance of probabilities the Purchaser will recover in respect of the Claim or Claims, the costs of such Queen's Counsel shall be borne equally by the Purchaser and the Vendors. If the Queen's Counsel decides that on the balance of probabilities the Purchaser will not so recover, the costs of such Queen's Counsel shall be borne by the Purchaser.

14.6 The Purchaser shall in addition be entitled to set off against the Further Consideration the amount of any sum agreed or determined to be payable pursuant to (i) Clause 6.2 of this Agreement or (ii) Clause 12 of this Agreement to the extent that any such sum still remains unpaid.

14.7 Other than as provided in Clauses 14.1 to 14.6 inclusive, all amounts paid by the Purchaser to the Vendors under this Agreement shall be paid by the Purchaser on the due date without regard to any right of set-off to which it would, but for this Clause 14, be entitled and except as set out in this Clause 14, the Purchaser hereby irrevocably waives any such right of set-off. For the avoidance of doubt nothing in this Clause 14 shall be taken to prohibit the Purchaser from exercising any right of counterclaim.

15.      PENSION ARRANGEMENTS

         Upon transfer of the employment of the employees of the Company to the Purchaser pursuant to the Reorganisation, Hero agrees and declares that it will render such assistance as it is able to provide in connection with the execution by the trustees for the time being of the Final

Salary Scheme of all such deeds and documents as the Purchaser may reasonably require to substitute it as principal employer of such pension scheme in place of the Company.

16.      EXPERTS

         Any Expert appointed pursuant to this Agreement shall act as expert not as arbitrator and in the absence of manifest error his decisions (both as to the manner in which his determination is to be made arid as to the subject matter of its determination) shall be final and binding on the parties but without prejudice to the Purchaser's right to claim under the Warranties, the Tax Deed or otherwise in respect of any matter. The parties to this Agreement shall provide any Expert with such documents in their possession and such information as he may require. Any Expert shall be entitled to such costs and expenses as are determined by him, acting in good faith, to be fair and appropriate which shall be borne between the parties hereto in such proportions as he may determine or, in default of such determination, equally between the Vendors and the Purchaser.

17.      NOTICES

17.1 Any notice to be given hereunder shall be in writing and delivered by hand or by first class recorded delivery post or by facsimile letter addressed and sent to the party to be served (in the case of the Vendors) at the address given herein and (in the case of the Purchaser) at its registered office for the time being. Any notice to be given to the Parent shall be addressed to the Corporate Secretary.

17.2 Notice delivered by hand shall be deemed to have been served at the time of actual delivery.

17.3 Notice sent by post shall be deemed to have been served at the expiry of 5 Business Days after posting.

17.4 Notices sent by facsimile shall be deemed to have been served on production of a transmission report from the machine which sent the facsimile indicating that the facsimile was sent in its entirety to the facsimile number of the recipient. Provided that in the event that such facsimile is received after 4pm (local time) on any Business Day it shall be deemed served on the Business Day following such date of transmission.

18.      PROPER LAW

18.1 This Agreement shall be governed by, and construed in accordance with, English Law.

18.2 All of the parties irrevocably agree for the benefit of the other parties that the Courts of England are to have jurisdiction to hear and determine any suit, action or proceeding arising out of or in connection with this Agreement and, for that purpose, irrevocably submit to the jurisdiction of such Courts.

18.3 All of the parties irrevocably waive any objection which they may at any time have to the nomination of the Courts of England as the forum to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement and agrees that they shall not claim that any such Court is an inconvenient or inappropriate forum.

18.4 Each Vendor hereby irrevocably authorises and appoints the Vendors' Solicitors at their London office (or such other firm of solicitors at an office in England as it may by written notice to the Purchaser select) to accept service of all legal process arising out of or in connection with this Agreement and service on such person shall be deemed to be service on the relevant Vendor.

19.      ENTIRE AGREEMENT

19.1     The parties acknowledge and agree:

                  (a) this Agreement together with any other documents referred to in this Agreement (together the "Transaction Documents") constitute the entire and only agreement between the parties relating to the subject matter of the Transaction Documents;

                  (b) none of the parties have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any such party has been so induced such party unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

                  (c) no party has any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

                  (d) (same as expressly provided herein) the rights and remedies of each party shall be restricted to a claim for damages or equitable remedies (other than rescission).

         PROVIDED THAT the provisions of this Clause 19 shall not exclude any liability which any of the parties would otherwise have to any other party or any right which any of them may have to rescind this Agreement in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment or deliberate non disclosure.

19.2 This Agreement may be varied only by a document signed by each of the parties and expressly referring to this Agreement.

AS WITNESS the hands of the parties hereto or their duly authorised representatives on the date shown on the first page.

SIGNED by David Monk                        )          /s/  David Monk
AS ATTORNEY                                 )
AND ON BEHALF OF HERO                       )
in the presence of: )
Robert Ogilvy Watson
Solicitor                                              /s/  Robert Ogilvy Watson
5 Appard Street
London    EC2A 2HA


SIGNED by David Monk                        )          /s/  David Monk
AS ATTORNEY                                 )
AND ON BEHALF OF                            )
RENSHAW SCOTT                               )
LIMITED in the presence of:                 )
Robert Ogilvy Watson                        )
Solicitor                                   )          /s/  Robert Ogilvy Watson
5 Appard Street
London    EC2A 2HA

SIGNED by Brian Mackie for                  )          /s/  Brian Mackie
and on behalf of COTT UK                    )
LIMITED in presence of:                     )
Ian Greenfield
2 Park Lane                                            /s/  Ian Greenfield
Leeds, LS3 1ES


SIGNED by Simon Lester for                  )          /s/  Simon Lester
and on behalf of COTT UK                    )
LIMITED in presence of:                     )
Ian Greenfield
2 Park Lane                                            /s/  Ian Greenfield
Leeds, LS3 1ES